UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

MFRI, INC.
(exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18370 (Commission File Number)	36-3922969 (IRS Employer Identification No.)

7720 North Lehigh Avenue, Niles, Illinois 60714
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (847) 966-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of David B. Brown
Effective as of April 9, 2015, the Board of Directors (the "Board") of MFRI, Inc. (the "Company") increased the size of the Board of Directors from seven (7) to eight (8) and appointed David B. Brown to the Board of Directors. Mr. Brown has not been appointed to any committees at this time.
Since November 2010, Mr. Brown, age 52, has been a Board Member, Audit Committee Chair and Compensation Committee member for Cubic Energy, Inc., an independent energy company engaged in the development and production of, and exploration for, crude oil and natural gas and natural gas liquids. Since May 2014, Mr. Brown has been the Interim Chief Financial Officer at MV Transportation, Inc., a private provider of paratransit services and passenger transportation contracting firm. From January 2012 to May 2013, Mr. Brown served as Senior Vice President and Chief Accounting Officer at Moneygram International, Inc. (NYSE: MGI), a $1.4 billion provider of global money transfer and payment services. From February 2011 to January 2012, Mr. Brown served as Chief Financial Officer of General Electric - Dresser (formerly Dresser, Inc.), a $2 billion energy infrastructure company which manufactures highly engineered flow control products, measurement and distribution systems, and natural gas compression and power engines, following General Electric Company’s acquisition of Dresser, Inc. on February 1, 2011, prior to which he was Chief Accounting Officer and Controller of Dresser, Inc. from June 2007 to January 2011. From June 2008 to January 2012, Mr. Brown was also a shareholder representative for a joint venture with General Electric (formerly with Dresser, Inc.) in Novgorod, Russia that supplies equipment and pipeline valves manufactured under license in Russia and several former USSR territories. Prior to joining Dresser, Inc., Mr. Brown held various senior leadership roles at The Brink’s Company, a global security services provider, between 2003 and 2007, including Senior Director Finance and Process Improvement, Chief Audit Executive, and Vice President and Controller. Mr. Brown was employed by LSG Sky Chefs, a $3 billion global provider of in-flight food services, from 1996 to 2003, during which time he lived in Sao Paolo, Brazil and served as Global Financial Integration Leader/Assistant Controller, Regional Vice President Finance - Latin America, Director - Accounting Services, and Director - Audits. Mr. Brown started his career at Price Waterhouse L.L.P. in 1985, where he was Audit Senior Manager until 1995 working in their offices in the U.S., England and Russia.
Mr. Brown received his Bachelor of Business Administration degree in Accounting from University of Texas at Austin and is a Certified Public Accountant in the State of Texas. He is an active member of the Dallas Committee on Foreign Relations, the World Affairs Council and Financial Executives International.
As an Independent Director, Mr. Brown will receive the same cash compensation as other Independent Directors, which, as of April 9, 2015, consists of a $45,000 annual director retainer and a deferred stock award equal in value to $40,000 annually. If Mr. Brown is appointed to the Audit Committee, Compensation Committee, or the Corporate Governance and Nominating Committee, he will receive an additional annual retainer of $6,000, $6,000, or $5,000, respectively. The Audit Committee Chairman and Lead Independent Director receive an additional $5,000 annual retainer and the Compensation Committee Chair and Corporate Governance Committee Chair receive an additional $2,500 annual retainer. There are no longer any per meeting fees at the Board or committee levels, but Independent Directors receive a $350 fee per hour for engagement in any special projects on behalf of the Company and are reimbursed for their expenses.
The Company entered into an Indemnification Agreement with Mr. Brown in substantially the same form that the Company has entered into with its other Directors. The form of the Indemnification Agreement was filed as Exhibit 10(d) to the Company’s Form 10-K for the year ended January 31, 2006, filed with the SEC on May 15, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: April 14, 2015	MFRI, INC. (Registrant) By: /s/ Bradley E. Mautner
Bradley E. Mautner
Director, President and Chief Executive Officer
(Principal Executive Officer)